Exhibit 99.1

DENNIS S. HERSCH AND JEFFREY H. MIRO APPOINTED TO
THE LIMITED BRANDS, INC. BOARD OF DIRECTORS

COLUMBUS, OH (July 31, 2006) – Limited Brands (NYSE: LTD) announced the appointment of Dennis S. Hersch and Jeffrey H. Miro to its Board of Directors.

Mr. Hersch is Global Chairman of the Mergers and Acquisitions Department of JP Morgan Securities, Inc. Previously, he served as the head of the Mergers and Acquisition practice of Davis Polk & Wardwell. Mr. Hersch is Chairman of the Board of Directors of The Horticultural Society of New York and holds a B.A. in Economics from Brooklyn College and a J.D. from the N.Y.U. School of Law.

Mr. Miro is a partner in the law firm of Honigman Miller Schwartz and Cohn and is an adjunct professor of law at the University of Michigan Law School, where he teaches taxation and corporate governance. He holds an A.B. from Cornell University, a J.D. from the University of Michigan, and an LL.M. from Harvard University. Mr. Miro is also a director of M/I Homes, Inc.

"We are very excited to have Dennis and Jeffrey join our Board," said Leslie H. Wexner, Chairman and Chief Executive Officer of Limited Brands. "I’m confident that their extensive experience and deep insight will contribute significantly to the performance of the Company.”

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria’s Secret, Bath & Body Works, C.O. Bigelow, Express, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,549 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com. Bath & Body Works products are also available through the catalogue and www.BathandBodyWorks.com.

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For further information, please contact:	Anthony Hebron
Vice President, External Communications
Limited Brands, Inc.
614.415.7555

Three Limited Parkway   Columbus, Ohio 43230   www.LimitedBrands.com